Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE
Arcosa Announces Agreement to Acquire Ameron Pole Products from NOV Inc.

–Acquisition Provides Additional Scale to Engineered Structures in Attractive Infrastructure Markets and is Accretive to Overall Arcosa Margin
–Marks Entry into Complementary Concrete and Steel Pole Lighting Market
–Expands Position in Traffic and Telecommunication Structures
–$180 Million Purchase Price to be Funded with Cash and Available Revolver Capacity

DALLAS, Texas - ARCOSA, Inc. - March 11, 2024:
Arcosa, Inc. (NYSE: ACA) (“Arcosa,” the “Company,” “We,” or “Our,”), a provider of infrastructure-related products and solutions, today announced that it has entered into a definitive agreement to acquire Ameron Pole Products, LLC (“Ameron”) from NOV Inc. (NYSE: NOV) for $180 million in cash.

Founded in 1970, Ameron is a leading manufacturer of highly engineered, premium concrete and steel poles for a broad range of infrastructure applications, including lighting, traffic, electric distribution, and small-cell telecom. With four manufacturing facilities strategically located in Alabama, California, and Oklahoma, Ameron serves its customers with a nationwide presence. For the year ended December 31, 2023, Ameron had revenues of approximately $94 million and Adjusted EBITDA of approximately $20 million, implying a 9.0x EBITDA acquisition multiple.

Commenting on the transaction, Antonio Carrillo, Arcosa’s President and Chief Executive Officer, noted, “As we continue to effectively deploy capital into Arcosa’s growth businesses, we believe Ameron is an excellent strategic fit. It provides entry into the complementary steel and concrete lighting pole market while expanding our product offerings in traffic and telecom. The acquisition bolsters our Engineered Structures segment and increases our exposure to growing infrastructure end markets at an attractive valuation. We look forward to welcoming the Ameron team to Arcosa and combining our strengths to accelerate growth.”

The Company expects to fund the $180 million purchase price with a combination of cash on-hand and borrowings available under its revolving credit facility. The transaction, which has been approved by the Company’s Board of Directors, is subject to customary closing conditions and regulatory provisions under the Hart-Scott-Rodino Act and is expected to close in the second quarter of 2024.

For supplemental information on the transaction, please refer to materials located on our website at https://ir.arcosa.com/news-events/events-presentations.

972.942.6500	arcosa.com

Non-GAAP Financial Measures

This press release contains financial measures that have not been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). Reconciliations of non-GAAP financial measures to the closest GAAP measure are included in the accompanying table to this release.

About Arcosa

Arcosa, Inc., headquartered in Dallas, Texas, is a provider of infrastructure-related products and solutions with leading positions in construction, engineered structures, and transportation markets. Arcosa reports its financial results in three principal business segments: Construction Products, Engineered Structures, and Transportation Products. For more information, visit www.arcosa.com.

About NOV

NOV delivers technology-driven solutions to empower the global energy industry. For more than 150 years, NOV has pioneered innovations that enable its customers to safely produce abundant energy while minimizing environmental impact. The energy industry depends on NOV’s deep expertise and technology to continually improve oilfield operations and assist in efforts to advance the energy transition towards a more sustainable future. NOV powers the industry that powers the world. Visit www.nov.com for more information.

Some statements in this release, which are not historical facts, are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements about Arcosa’s estimates, expectations, beliefs, intentions or strategies for the future. Arcosa uses the words “anticipates,” “assumes,” “believes,” “estimates,” “expects,” “intends,” “forecasts,” “may,” “will,” “should,” “guidance,” “outlook,” “strategy,” “plans,” and similar expressions to identify these forward-looking statements. Forward-looking statements speak only as of the date of this release, and Arcosa expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, except as required by federal securities laws. Forward-looking statements are based on management’s current views and assumptions and involve risks and uncertainties that could cause actual results to differ materially from historical experience or our present expectations, including but not limited to assumptions, risks and uncertainties regarding the completion of the Ameron acquisition; the impact of pandemics on Arcosa’s business; failure to successfully integrate acquisitions or divest any business, or failure to achieve the expected benefits of acquisitions or divestitures; market conditions and customer demand for Arcosa’s business products and services; the cyclical nature of, and seasonal or weather impact on, the industries in which Arcosa competes; competition and other competitive factors; governmental and regulatory factors; changing technologies; availability of growth opportunities; market recovery; ability to improve margins; the impact of inflation and costs of materials; assumptions regarding achievements of the expected benefits from the Inflation Reduction Act; the delivery or satisfaction of any backlog or firm orders; and Arcosa’s ability to execute its long-term strategy, and such forward-looking statements are not guarantees of future performance. For further discussion of such risks and uncertainties, see “Risk Factors” and the “Forward-Looking Statements” section of “Management's Discussion and Analysis of Financial Condition and Results of Operations” in Arcosa's Form 10-K for the year ended December 31, 2023 and as may be revised and updated by Arcosa's Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

972.942.6500	2	arcosa.com

MEDIA CONTACT: media@arcosa.com
INVESTOR CONTACTS

Gail M. Peck	Erin Drabek	David Gold
Chief Financial Officer	Director of Investor Relations	ADVISIRY Partners

T 972.942.6500		T 212.661.2220
InvestorResources@arcosa.com		David.Gold@advisiry.com

972.942.6500	3	arcosa.com

Reconciliation of Ameron Pro Forma Adjusted EBITDA
(in millions)
(unaudited)

“EBITDA” is defined as net income plus interest, taxes, depreciation, depletion, and amortization. “Pro-Forma Adjusted EBITDA” is defined as Ameron's EBITDA plus pro forma adjustments for non-recurring items. GAAP does not define Pro-Forma Adjusted EBITDA and it should not be considered as an alternative to earnings measures defined by GAAP, including net income. We believe Pro-Forma Adjusted EBITDA assists investors in comparing a company's performance on a consistent basis without regard to depreciation, depletion, amortization, and other items which can vary significantly depending on many factors.

Year Ended
December 31, 2023
Net income, before intercompany adjustments	$14.9
Add:
Interest expense, net	—
Provision for income taxes(1)	—
Depreciation and amortization expense	4.9
EBITDA	19.8
Add:
Inventory revaluation	(0.4)
Other non-recurring	0.4
Pro Forma Adjusted EBITDA	$19.8

(1) Pass through entity and not subject to federal income taxes

972.942.6500	4	arcosa.com